Filed pursuant to Rule 424(b)(5)
 Registration No. 333-211365
This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 16, 2017
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 21, 2016)
              Common Shares

Golden Ocean Group Limited
We are offering for sale up to approximately $66,000,000 of our common shares pursuant to this prospectus supplement. Our common shares are being issued and sold pursuant to application agreements between us and the investors identified therein (whom we refer to herein as the Investors).
Our common shares are listed on the NASDAQ Global Select Market, or NASDAQ, and the Oslo Stock Exchange, or the OSE, under the symbol "GOGL." On October 13, 2017, the last sale price of our common shares as reported on NASDAQ was $8.48 per share.
Investing in our common shares involves a high degree of risk. See the risk factors beginning on page S-16 of this prospectus supplement, page 5 in the accompanying prospectus, and page 4 in our Annual Report on Form 20-F for the year ended December 31, 2016, or our 2016 Form 20-F, filed with the U.S. Securities and Exchange Commission, or the Commission, on April 5, 2017 and incorporated by reference herein.
We have retained DNB Markets, Inc., Arctic Securities LLC and Seaport Global Securities LLC (whom we refer to herein as the Managers) as our exclusive placement agents and bookrunners to use their best commercially reasonable efforts to solicit offers to purchase our common shares in this offering, and we have agreed to pay the Managers a cash fee of    % of the aggregate gross proceeds in this offering. The Managers are not selling any of our common shares pursuant to this prospectus supplement or the accompanying prospectus, and have no commitment to buy any of the shares. We expect that delivery of our common shares being offered by us pursuant to this prospectus supplement will be made to the Investors on or about                , 2017.
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Managers' fee(1)	$	$
Proceeds, before expenses, to us	$	$
(1)
We have agreed to pay the Managers a cash fee equal to     % of the gross proceeds. In addition, we have agreed to pay certain expenses of the Managers, as discussed herein under the heading "Plan of Distribution."

Placement Agents and Bookrunners
DNB Markets	Arctic Securities	Seaport Global Securities

The date of this prospectus supplement is October   , 2017

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, "Where You Can Find Additional Information" before investing in our common shares.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference that are prepared in accordance with accounting principles generally accepted in the United States. We have a fiscal year end of December 31.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the Managers have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "will," "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	our future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	general dry bulk shipping market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our existing and newbuilding dry bulk vessels;

•
our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•
our costs to comply with existing and future environmental and safety requirements, including costs to comply with pending requirements impacting the shipping industry relating to ballast water treatment and sulfur emissions;

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving members of our board of directors, or the Golden Ocean Board or the Board, and senior management;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;

•	vessel breakdowns and instances of off-hire;

•	statements about dry bulk shipping market trends, charter rates and factors affecting supply and demand; and

•
other important factors described under the heading "Risk Factors" in this prospectus supplement, in the accompanying prospectus and in our 2016 Form 20-F incorporated by reference herein, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident of Bermuda, for as long as any equity securities of such company remain so listed. NASDAQ is deemed to be an appointed stock exchange under Bermuda law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions provide that a prospectus in respect of the offer of shares in a Bermuda company whose equity securities are listed on an appointed stock exchange under Bermuda law (such as NASDAQ or the OSE) does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained later in this prospectus supplement or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement or is contained in the documents that we incorporate by reference into this prospectus supplement.
Unless the context otherwise requires, as used in this prospectus supplement, the terms the "Company," "we," "us," and "our" refer to Golden Ocean Group Limited and all of its subsidiaries as of the date of this prospectus supplement. "Golden Ocean Group Limited" refers only to Golden Ocean Group Limited and not its subsidiaries as of the date of this prospectus supplement. References to the "Former Golden Ocean" are to Golden Ocean Group Limited prior to its merger with us, and "Knightsbridge Shipping Limited" or "Knightsbridge" are references to our company prior to our merger with the Former Golden Ocean on March 31, 2015.
We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. All share and per share amounts disclosed in this prospectus supplement give retroactive effect to the one-for-five reverse stock split effected on August 1, 2016, for all periods presented.
Our Company
Golden Ocean is an international shipping company specializing in the transportation of dry bulk cargoes.
On September 18, 1996, we were incorporated in Bermuda under the name Knightsbridge Tankers Limited as an exempted company pursuant to the Bermuda Companies Act 1981. In October 2014, we changed our name to Knightsbridge Shipping Limited, and following the completion of the merger on March 31, 2015, we changed our name to Golden Ocean Group Limited. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at this location is +1 (441) 295-6935.
Our common shares commenced trading on NASDAQ in February 1997 and currently trade under the symbol "GOGL". We obtained a secondary listing on the OSE in April 2015. Our website is www.goldenocean.bm. The information on our website shall not be deemed a part of this prospectus.
Our operating fleet consists primarily of Capesize vessels, as well as Kamsarmaxes, ice-class Panamaxes and Ultramaxes. As of the date of this prospectus supplement, we had a fleet of 82 vessels, which included 67 owned dry bulk carriers, contracts for the construction of five vessels, and ten vessels chartered-in (of which eight are chartered in from Ship Finance International Limited, or Ship Finance, and two are chartered in from third parties). In September 2017, we agreed to sell six of our Ultramax vessels, built at Chengxi Shipyard Co., Ltd. in China between 2015 and 2017, en bloc for $142.5 million to an unrelated third party. As of the date of this prospectus supplement, none of the six Ultramax vessels has been delivered to its new owner. The vessels are expected to be delivered during the fourth quarter of 2017. On a fully-delivered basis, which includes the delivery of five remaining newbuildings, the sale of the six Ultramax vessels and the acquisition of two Capesize vessels, as described below in "Recent Developments—Vessel Acquisitions," we expect to have an operating fleet of 78 vessels by the end of February 2018.

Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our executive management team is led by Birgitte Ringstad Vartdal, who serves as our principal executive officer.
Our Fleet
The following table summarizes key information about our fleet of vessels and newbuildings as of October 16, 2017:
Vessel	Built	DWT	Flag	Type of Employment
Newcastlemax – owned tonnage
Golden Gayle	2011	206,565	MI	Index linked time charter(1)
Golden Scape	2016	210,000	HK	Time charter (expires Nov 2018)
Golden Swift	2016	210,000	HK	Spot market with RSA(2)
Capesize – owned tonnage
Golden Feng	2009	169,232	MI	Spot market with RSA(2)
Golden Shui	2009	169,333	MI	Spot market with RSA(2)
Golden Myrtalia	2011	177,979	MI	Index linked time charter(1)
KSL Salvador	2014	180,958	HK	Index linked time charter
KSL San Francisco	2014	181,066	HK	Index linked time charter(1)
KSL Santiago	2014	181,020	HK	Index linked time charter
KSL Santos	2014	181,055	HK	Time charter (expires Feb 2018)
KSL Sapporo	2014	180,960	HK	Spot market with RSA(2)
KSL Seattle	2014	181,015	HK	Index linked time charter
KSL Singapore	2014	181,062	HK	Index linked time charter
KSL Sydney	2014	181,000	HK	Index linked time charter (1)
Golden Anastasia	2014	179,189	MI	Index linked time charter(1)
Golden Houston	2014	181,214	MI	Index linked time charter(1)
Golden Kaki	2014	180,560	MI	Spot market with RSA(2)
Golden Amreen	2015	179,337	MI	Index linked time charter(1)

Vessel	Built	DWT	Flag	Type of Employment

KSL Sakura	2015	181,062	HK	Index linked time charter
Golden Kathrine	2015	182,486	HK	Spot market with RSA(2)
KSL Seoul	2015	181,010	HK	Index linked time charter
KSL Seville	2015	181,062	HK	Index linked time charter
KSL Stockholm	2015	181,055	HK	Index linked time charter
Golden Aso	2015	182,472	HK	Time charter (expires Jan 2018)
Golden Finsbury	2015	182,418	HK	Spot market with RSA(2)
Golden Barnet	2016	180,355	HK	Spot market with RSA(2)
Golden Bexley	2016	180,209	HK	Time charter (expires Jan 2019)
Golden Fulham	2016	182,481	HK	Spot market with RSA(2)
Golden Surabaya	2017	180,000	HK	Spot market with RSA(2)
Golden Savannah	2017	180,000	HK	Spot market with RSA(2)
Golden Nimbus	2017	180,000	MI	Time charter (expires Dec 2018)
Capesize – Time chartered-in from Ship Finance
Battersea	2009	169,500	MI	Spot market with RSA(2)
Belgravia	2009	169,500	MI	Spot market with RSA(2)
Golden Future	2010	176,000	HK	Spot market with RSA(2)
Golden Zhejiang	2010	176,000	HK	Spot market with RSA(2)
KSL China	2013	179,000	HK	Spot market with RSA(2)
Golden Magnum	2009	179,788	MI	Spot market with RSA(2)
Golden Beijing	2010	176,000	HK	Spot market with RSA(2)
Golden Zhoushan	2011	175,834	HK	Spot market with RSA(2)
Capesize – newbuilding
Golden Cirrus	2018	180,000	N/A	N/A
Golden Arcus	2018	180,000	N/A	N/A

Vessel	Built	DWT	Flag	Type of Employment

Golden Cumulus	2018	180,000	N/A	N/A
Golden Incus	2018	180,000	N/A	N/A
Golden Calvus	2018	180,000	N/A	N/A
Post Panamax – owned tonnage
Golden Sue	2013	83,789	MI	Time charter (expires Feb 2018)
Golden Deb	2014	84,970	MI	Index linked time charter
Golden Kennedy	2015	83,789	MI	Index linked time charter
Kamsarmax – owned tonnage
Golden Eminence	2010	79,463	HK	Spot market
Golden Empress	2010	79,463	HK	Time charter (expires 2021)
Golden Endeavour	2010	79,454	HK	Time charter (expires 2020)
Golden Endurer	2011	79,474	HK	Time charter (expires 2020)
Golden Enterprise	2011	79,463	HK	Spot market
Golden Jake	2011	82,188	MI	Spot market
Golden Arion	2011	82,188	MI	Index linked time charter
Golden Ioanari	2011	81,827	MI	Index linked time charter
Golden Keen	2012	81,586	MI	Index linked time charter
Golden Daisy	2012	81,507	MI	Spot market
Golden Ginger	2012	81,487	MI	Spot market
Golden Rose	2012	81,585	MI	Time charter (expires Feb 2018)
Kamsarmax - Leased from third party
Golden Eclipse(3)	2010	79,600	HK	Time charter (expires 2020)
Ice class Panamax – owned tonnage
Golden Ice	2008	75,500	HK	Spot market
Golden Opportunity	2008	75,500	HK	Spot market

Vessel	Built	DWT	Flag	Type of Employment

Golden Saguenay	2008	75,500	HK	Spot market
Golden Strength	2009	75,500	HK	Spot market
Golden Suek	2011	74,849	HK	Spot market
Golden Bull	2012	75,000	HK	Spot market
Golden Brilliant	2013	74,500	HK	Spot market
Golden Diamond	2013	74,500	HK	Spot market
Golden Pearl	2013	74,186	HK	Spot market
Golden Ruby	2014	74,052	HK	Spot market
Golden Amber	2017	74,500	MI	Spot market
Golden Opal	2017	74,500	MI	Spot market
Panamax – owned tonnage
Golden Shea	2007	76,937	MI	Index linked time charter
Ultramax – owned tonnage
Golden Aries(4)	2015	63,605	HK	Supramax pool (external)
Golden Cecilie	2015	60,263	HK	Supramax pool (external)
Golden Cathrine	2015	60,000	HK	Supramax pool (external)
Golden Gemini(4)	2015	63,605	HK	Supramax pool (external)
Golden Taurus(4)	2015	64,000	HK	Supramax pool (external)
Golden Leo(4)	2016	63,800	HK	Supramax pool (external)
Golden Libra(4)	2017	63,800	HK	Supramax pool (external)
Golden Virgo(4)	2017	63,800	HK	Supramax pool (external)
Supramax - Time chartered-in from third party
Golden Hawk	2015	58,000	PAN	Supramax pool (external)

(1)	Vessel currently on a fixed rate period under the contract.
(2)	RSA means Revenue Sharing Agreement.
(3)	This vessel is chartered in on a bareboat charter expiring in February 2020 and is recorded as a vessel under capital lease.
(4)
In September 2017, we agreed to sell six of our Ultramax vessels en bloc for $142.5 million to an unrelated third party. As of the date of this prospectus supplement, none of the six Ultramax vessels has been delivered to its new owner. The vessels are expected to be delivered during the fourth quarter of 2017.

Key to Flags:

MI – Marshall Islands, HK – Hong Kong, PAN – Panama.
In addition, as described below under "Recent Developments—Vessel Acquisitions," we have entered into agreements to acquire the following Capesize vessels, subject to the completion of this offering, with delivery expected within four months from the date of this prospectus supplement:

Vessel	Built	DWT	Flag
Sea Behike	2016	180,000	Marshall Islands
Sea Monterrey	2016	180,000	Marshall Islands
Other than our interests in the vessels and newbuildings described above, we do not own any material physical properties. We lease office space in Oslo from Seatankers Management AS, a related party company, at market rates. We also have other leased properties, which are not considered material.
Our Business Strategy
Our business strategy is to operate a diversified fleet of dry bulk carriers with flexibility to adjust our exposure to the dry bulk market depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for dry bulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, sales and purchases of vessels, newbuilding contracts and acquisitions. Our intention is to renew and grow our fleet through selective acquisitions, provided that the amended terms of our loan agreements require us, up to September 30, 2018, to obtain our lenders' permission to do so. The amended terms of our loan agreements also currently restrict us from paying dividends until after September 30, 2018. For more information about the amended terms of our loan agreements, see "Item 5.B—Liquidity and Capital Resources" in our 2016 Form 20-F and Note 12 to the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017 in our Report on Form 6-K filed with the Commission on September 1, 2017, each of which is incorporated by reference herein.
Corporate Structure
Overall responsibility for the oversight of the management of our company and subsidiaries rests with our Board. We operate management services through a subsidiary incorporated in Bermuda, Golden Ocean Group Management (Bermuda) Ltd., who in turn subcontracts services to Golden Ocean Management AS and Golden Ocean Management Asia Pte Ltd., subsidiaries incorporated in Norway and Singapore, respectively. Our principal executive officer and principal financial officer are employed by Golden Ocean Management AS, and our chief commercial officer is employed by Golden Ocean Management Asia Pte Ltd. The Board defines the scope and terms of the services to be provided, including day-to-day operations, by the aforementioned subsidiaries, and requires that it be consulted on all matters of material importance and/or of an unusual nature and, for such matters, will provide specific authorization to personnel to act on our behalf.

We currently receive certain general administrative services from subsidiaries of Frontline Management (Bermuda) Limited, or Frontline Management, a related party of the Company. We also receive technical supervision services from Frontline Management. Pursuant to the terms of the agreement, Frontline Management receives a management fee of USD 30,555 per vessel per year. Technical operations and crewing of all owned vessels are outsourced to several leading ship management companies. Frontline Management also manages newbuilding supervision for the Company and charges us for costs incurred in relation to the supervision. The technical management of our vessels is provided by external ship managers, except for 19 vessels for which technical management is provided by SeaTeam Management Pte. Ltd, a company in which we have a minority ownership interest and Frontline has a majority ownership interest.
Capesize Chartering Ltd.
In February 2015, the Former Golden Ocean, Bocimar International NV, CTM, Golden Union Shipping Co S.A., and Star Bulk Carriers Corp. announced the formation of a new joint venture company, Capesize Chartering Ltd, or CCL. In January 2016, Golden Union Shipping Co S.A. transferred its 20% stake in CCL to the remaining four joint venture partners. At the same time, the Former Golden Ocean entered into a revenue sharing agreement for Capesize dry bulk vessels with the joint venture partners whereby it was agreed to include 21 Capesize dry bulk vessels in the revenue sharing agreement. The revenue sharing agreement applies to 65 modern Capesize dry bulk vessels across the joint venture partners and is managed from our offices in Singapore and Bocimar's offices in Antwerp. Each vessel owner continues to be responsible for the operation and technical management of its vessels. We expect to achieve improved scheduling ability through the joint marketing opportunity that CCL represents for its Capesize vessels, with the overall aim of enhancing economic efficiencies.
Recent Developments
On August 12, 2017, our 50% owned joint venture company, Golden Opus Inc., completed the sale of its only vessel, Golden Opus, to an unrelated third party for $28.9 million, gross. We received a cash distribution of $7.0 million following delivery of the vessel.
On September 25, 2017, we announced that we had entered into agreements to sell six Ultramax vessels en bloc for $142.5 million to an unrelated third party. All vessels sold in the aforementioned transaction are expected to be delivered to their new owner during the fourth quarter of 2017. Net aggregated loss from the transactions is estimated at approximately $1.0 million.
On September 25, 2017, we also announced that we had agreed to take early delivery of the Golden Nimbus, a Capesize vessel under construction at New Times Shipbuilding, China. The vessel was delivered on September 28, 2017. We made a final payment of $29.4 million for the vessel to the shipyard at delivery and in October 2017 we drew down $25.0 million from the related bank financing, resulting in a net cash outlay of $4.4 million. Upon delivery, the vessel commenced a time charter at a gross rate of $16,750 per day for a duration of between 14 and 18 months.

Vessel acquisitions
We have entered into a binding heads of agreement to acquire, subject to final documentation, the completion of this offering and entry into the seller's credit loans described below, the two Capesize vessels Sea Behike and Sea Monterrey at a price of $43.0 million per vessel from affiliates of Hemen Holding Limited, or Hemen, a company indirectly controlled by trusts established by John Fredriksen for the benefit of his immediate family, which we refer to as the Acquisition. These vessels will be indirectly owned through a wholly-owned non-recourse subsidiary of Golden Ocean Group Limited. It is contemplated that an affiliate of Hemen will provide unsecured loans, which we refer to as seller's credit loans, of $21.5 million per vessel. These seller's credit loans will be non-amortizing, bear an interest rate of LIBOR plus a margin of 3.0% per annum, mature three years after closing of each acquisition and be guaranteed by Golden Ocean Holdings Limited. The balance of the purchase price of the vessels will be paid on delivery of the vessels in the form of a portion of the net cash proceeds of this offering and, at a per-share price equal to the offering price to the public in this offering, such number of newly-issued common shares that Hemen, together with certain of its affiliates, will, following the issuance of common shares in this offering and the Acquisition, maintain its current ownership percentage of approximately 34.2% of our issued and outstanding common shares. The vessels are expected to be delivered within four months from the date of this prospectus supplement. However, we cannot provide assurances that the proposed Acquisition will be consummated on the terms contemplated by this prospectus supplement or at all. The completion of this offering is not contingent upon the consummation of the Acquisition.
Termination of amendments and waivers under our loan agreements

In February 2016, we agreed with our lenders to amend certain of the terms of our $420.0 million term loan facility, our $425.0 million senior secured post-delivery term facility, our $33.93 million credit facility, our $82.5 million credit facility and our $284.0 million credit facility, or the Loan Facilities, effective in the period from April 1, 2016 to September 30, 2018. The amendments provided for, among other things, the suspension of repayments (the deferred amounts to be repaid pursuant to a cash sweep mechanism at the end of the effective period) and the waiver or modification of certain financial covenants. The amendments imposed certain restrictions and undertakings on us, including, among others, restrictions on our payment of dividends and distribution of assets, restrictions on our incurrence of debt, and restrictions on our ability to acquire, sell, or pledge vessels without the prior consent of the lenders. Following the completion of this offering, we intend, pursuant to the terms of the amendments to the Loan Facilities, to terminate these amendments, reinstating the terms and conditions under the Loan Facilities prior to such amendments. As a condition to the termination of the amendments, we expect to be in compliance with all such prior terms and conditions of the Loan Facilities.

For more information about the amended terms of our Loan Facilities, see "Item 5.B—Liquidity and Capital Resources" in our 2016 Form 20-F and Note 12 to the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017 in our Report on Form 6-K filed with the Commission on September 1, 2017, each of which is incorporated by reference herein.
Based on our current level of operating expenses, interest expenses, cash general and administrative cost and debt amortization, including debt repayments deferred under a cash sweep mechanism under certain of our loan agreements, we expect the average per-vessel cash breakeven rate on a TCE(1) basis for our fleet following the Acquisition and the termination of our loan amendments described above to be approximately $12,200 per day.
_____________________
(1)    Consistent with general practice in the shipping industry, we use TCE, or time charter equivalent income, as a measure to compare revenue generated from a voyage or spot charter to revenue generated from a time charter. We define TCE revenue as operating revenues and other operating income which is voyage related, less voyage expenses and commission plus amortization of favorable charter party contracts. Under time charter agreements, voyage costs, such as bunker fuel, canal and port charges and commissions, are borne and paid by the charterer whereas under voyage charter agreements, voyage costs are borne and paid by the owner. TCE is a common shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters and time charters) under which the vessels may be employed between the periods. Time charter equivalent income, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with operating revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance, regardless of whether a vessel has been employed on a time charter or a voyage charter. The daily TCE represents the weighted average daily TCE income of our entire operating fleet based on vessel onhire days (net of available days and offhire days for each vessel). TCE is not a measure recognized by U.S. GAAP, and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of our operating performance or liquidity required by U.S. GAAP.

THE OFFERING
The Issuer	Golden Ocean Group Limited, an exempted company pursuant to the Bermuda Companies Act 1981
Common shares presently outstanding	132,372,992 common shares
Common shares to be offered	common shares
Common shares to be outstanding immediately after this offering	common shares
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $              after deducting Managers' fees and estimated offering expenses.

We intend to use a portion of the net proceeds from this offering to pay a portion of the purchase price of the vessels in the Acquisition, and to use the balance for general corporate purposes.

We refer you to the section of this prospectus supplement entitled "Use of Proceeds."

Risk Factors
You should carefully consider all of the information that is contained in or incorporated by reference into this prospectus supplement and, in particular, you should evaluate the risks set forth under "Risk Factors" on page S-16 of this prospectus supplement before deciding to invest in the common shares.

Listing	Our common shares are listed for trading on the NASDAQ Global Select Market and the Oslo Stock Exchange under the symbol "GOGL."

RISK FACTORS
An investment in our common shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition, and results of operations could be materially and adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.
Before you decide to invest in our common shares, you should carefully consider the risks and the discussion of risks under the heading "Risk Factors" in the accompanying prospectus and in our 2016 Form 20-F incorporated by reference herein, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled "Where You Can Find Additional Information" in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.
We may use the net proceeds of this offering for purposes with which you do not agree.
We intend to use a portion of the net proceeds from this offering to pay a portion of the purchase price of the vessels in the Acquisition, and to use the balance for general corporate purposes. We will have significant discretion in the use of any net proceeds, and we may use the net proceeds of this offering for purposes with which you do not agree. Please see "Use of Proceeds."
Our acquisition of the vessels Sea Behike and Sea Monterrey may not be consummated.
Although we have entered into a binding heads of agreement for the acquisition of the vessels Sea Behike and Sea Monterrey, the acquisition is conditioned upon, in addition to the successful completion of this offering, the affiliate of Hemen providing the seller's credit loans and other customary conditions, the satisfaction of which are beyond our control. If the acquisition is not consummated, transaction costs, including costs of advisors and the use of key management personnel's time and attention, will have been incurred without the expected benefits and at the expense of other business opportunities.
In addition, there will be no realization of any of the expected benefits of having completed the acquisition and failure to complete the transaction could result in a decline of our market share price.
If any of the above risks materialize, it could negatively affect our business, results of operation and financial condition.

The price of our common shares after this offering may be volatile.
The price of our common shares has been volatile. Between January 1, 2016 and October 13, 2017, our common shares have fluctuated from a high sale price on the NASDAQ of $9.95 to a low of $2.55. The price of our common shares may continue to fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the dry bulk shipping market;
•	market conditions in the dry bulk shipping market;
•	changes in government regulation;
•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders' proportionate ownership interest in us will decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

There are restrictions on our ability to pay dividends to our shareholders as well as restrictions on the ability of our subsidiaries to pay dividends to us.
Our Loan Facilities, as amended, currently restrict us from paying dividends until after September 30, 2018. Following the completion of this offering, we intend to terminate certain amendments to our Loan Facilities that imposed additional restrictions on our business.  As a result, we expect that the restrictions under our Loan Facilities on the payment of dividends on or before September 30, 2018 will be removed. Additionally, in connection with the acquisition of vessels from Quintana, we agreed to prohibit our wholly-owned non-recourse subsidiary that indirectly owns the vessels acquired from Quintana from paying dividends to us without its lenders' consent.  See "Cash Distribution Policy" for more information.

SUMMARY HISTORICAL FINANCIAL INFORMATION
The following table presents summary combined and consolidated financial and other data of Golden Ocean Group Limited for each of the five years in the five-year period ended December 31, 2016, and for the six months ended June 30, 2017 and 2016.
The summary consolidated financial data as of and for the six-months ended June 30, 2017 and June 30, 2016 have been derived from our unaudited condensed consolidated interim financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP" or "GAAP") included in our quarterly report for the period ended June 30, 2017, which is incorporated by reference in this prospectus supplement, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations, such statements and the notes thereto.
Our selected statement of operations data with respect to the fiscal years ended December 31, 2016, 2015 and 2014, and our selected balance sheet data as of December 31, 2016 and 2015, have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP included in our Annual Report on Form 20-F for our fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement, and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects", such statements and the notes thereto. The selected statement of operations data with respect to the fiscal years ended December 31, 2013 and 2012 and the selected balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from our consolidated financial statements not incorporated by reference in this prospectus supplement.
All share and per share amounts disclosed in the table below give retroactive effect to the one-for-five reverse stock split effected on August 1, 2016, for all periods presented. In addition, as of January 1, 2016, we changed the presentation of debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the related debt rather than as an asset. The change has been retrospectively applied for all periods presented.

	Six Months Ended June 30,		Fiscal year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands of $, except shares, per share data and ratios)
Statement of Operations Data(1):
Total operating revenues	181,657	100,249	257,808	190,238	96,715	37,546	37,315
Total operating expenses	185,185	155,994	328,366	414,363	77,229	30,722	27,307
Net operating (loss) income	(407)	(55,249)	(70,258)	(234,913)	19,486	6,824	10,008
Net (loss) income from continuing operations	(29,840)	(107,452)	(127,711)	(220,839)	16,253	3,530	5,882
Net (loss) income from discontinued operations(2)	—	—	—	—	(258)	(7,433)	(59,311)
Net (loss) income	(29,840)	(107,452)	(127,711)	(220,839)	15,995	(3,903)	(53,429)
(Loss) earnings per share from continuing operations: basic ($)	$(0.26)	$(1.27)	$(1.34)	$(7.30)	$1.55	$0.70	$1.20
(Loss) earnings per share from continuing operations: diluted ($)	$(0.26)	$(1.27)	$(1.34)	$(7.30)	$1.55	$0.70	$1.20
Loss per share from discontinued operations: basic ($)	$0.00	$0.00	$0.00	$0.00	$0.00	$(1.45)	$(12.15)
Loss per share from discontinued operations: diluted ($)	$0.00	$0.00	$0.00	$0.00	$0.00	$(1.45)	$(12.05)
(Loss) earnings per share: basic ($)	$(0.26)	$(1.27)	$(1.34)	$(7.30)	$1.52	$(0.75)	$(10.95)
(Loss) earnings per share: diluted ($)	$(0.26)	$(1.27)	$(1.34)	$(7.30)	$1.52	$(0.75)	$(10.85)
Cash distributions per share declared ($)	$0.00	$0.00	$0.00	$0.00	$3.15	$3.50	$6.00

Balance Sheet Data (at end of year):
Cash and cash equivalents	122,699	210,773	212,942	102,617	42,221	98,250	79,259
Long term restricted cash	64,168	54,129	53,797	48,521	18,923	15,000	15,000
Newbuildings	126,506	193,784	180,562	338,614	323,340	26,706	—
Vessels and equipment, net	2,243,448	1,764,813	1,758,939	1,488,205	852,665	262,747	273,826
Total assets	2,730,072	2,409,487	2,361,623	2,172,870	1,259,207	409,194	396,198
Current portion of long-term debt	—	—	—	20,380	19,812	—	4,700
Current portion of obligations under capital lease	5,043	14,601	4,858	15,749	—	—	—
Long-term debt(3)	1,287,498	1,052,815	1,058,418	908,116	340,155	94,336	105,756
Obligations under capital lease	10,125	15,168	12,673	17,531	—	—	—
Share capital	6,477	5,297	5,299	1,727	801	305	244
Total equity	1,367,371	1,255,961	1,238,719	1,158,649	884,273	307,441	277,694
Common shares outstanding	129,522,992	105,965,192	105,965,192	34,535,128	16,024,310	6,094,412	4,887,400
Other Financial Data:
Equity to assets ratio (percentage)(4)	50.1%	52.1%	52.5%	53.3%	70.2%	75.1%	70.1%
Debt to equity ratio(5)	0.9	0.8	0.9	0.8	0.4	0.3	0.4
Price earnings ratio(6)	(25.8)	(2.6)	(3.5)	(0.7)	14.9	(61.3)	(2.4)

(1)	On March 31, 2015 Knightsbridge merged with Former Golden Ocean, and the merger has a significant impact on comparability of historical financial information.
(2)
We classified our only remaining very large crude carrier as 'held for sale' as of December 31, 2012 and this vessel was sold during 2013. The operations of our very large crude carriers have been recorded as discontinued operations in 2014 and all prior years shown above.

(3)
As of January 1, 2016, we changed the presentation of debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the related debt rather than as an asset. The change has been retrospectively applied.

(4)	Equity to assets ratio is calculated as total equity divided by total assets.
(5)	Debt to equity ratio is calculated as total interest bearing current and long-term liabilities divided by total equity.
(6)
Price earnings ratio is calculated using the period end share price divided by basic (loss) earnings per share. Historical periods have been adjusted for the 5 to 1 reverse split completed in August 2016.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $             after deducting the Managers' fees and estimated offering expenses.
We intend to use a portion of the net proceeds of this offering to pay a portion of the purchase price of the vessels in the Acquisition, and to use the balance for general corporate purposes.
We will have significant discretion in the use of any net proceeds, and we may use the net proceeds of this offering for purposes with which you do not agree. See "Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree."

CASH AND CAPITALIZATION
The following table sets forth our cash position and capitalization as of June 30, 2017:

•	on an actual basis;
•
on an as adjusted basis giving effect to: (i) receipt of $7.0 million cash distribution from our joint venture company Golden Opus Inc. following the completion of the sale of its vessel (ii) $19.6 million in equity following issuance of 2,850,000 consideration shares on delivery of Golden Deb, Golden Jake and Golden Keen, three acquired vessels from Quintana in July 2017; (iii) $43.3 million in debt assumed on delivery of Golden Deb, Golden Jake and Golden Keen, three acquired vessels from Quintana in July 2017; (iv) $2.9 million in debt repayment on delivery of Golden Deb, Golden Jake and Golden Keen, three acquired vessels from Quintana in July 2017; (v) a final payment of $29.4 million to the shipyard at delivery of Golden Nimbus, a newbuilding delivered to the Company in September 2017 (vi) $25.0 million in debt which was drawn down in October 2017 in relation to payments of final delivery installments on Golden Nimbus; and (vii) classification of $1.3 million to restricted cash following the $25.0 million in debt which was drawn down in relation to the delivery of Golden Nimbus; and

•	as further adjusted for this offering.
There have been no other significant adjustments to our capitalization since June 30, 2017, as so adjusted. The following table does not reflect adjustments for the expected incurrence of debt in connection with the Acquisition or the expected issuance of common shares in the Acquisition, as described under "Recent Developments—Vessel Acquisitions."
You should read the information in this table together with the section of this prospectus supplement entitled "Use of Proceeds" and the documents incorporated by reference herein, including the financial information included therein.
	Actual	As adjusted	As Further Adjusted
In thousands of U.S. dollars

Cash and cash equivalents(1)	122,699	121,075
Current and long-term restricted cash(2)	68,529	69,779
Total cash, cash equivalents and current and long-term restricted cash	191,228	190,854

Debt:
Secured Long term debt, including current portion(3)	1,105,212	1,170,582
Unguaranteed/unsecured Obligations under capital leases, including current portion and convertible bond debt(4)	197,454	197,454
	1,302,666	1,368,037
Equity:
Share capital	6,477	6,620
Additional paid in capital	356,530	375,980
Contributed surplus	1,378,824	1,378,824
Accumulated other comprehensive income	4,935	4,935
Retained earnings (deficit)	(379,395)	(379,395)
Total equity	1,367,371	1,386,964
Total capitalization	2,670,037	2,755,000

(1)
Cash and cash equivalents in the "As adjusted" column have been adjusted for (i) receipt of $7.0 million in cash distribution from our joint venture company Golden Opus Inc. following the completion of the sale of its vessel, (ii) $2.9 million in debt repayment on delivery of Golden Deb, Golden Jake and Golden Keen, three acquired vessels from Quintana in July 2017, (iii) a final payment of $29.4 million to the shipyard at delivery of Golden Nimbus, a newbuilding delivered to the Company in September 2017 (iv) $25.0 million in  proceeds from debt financing in relation to payments of final delivery installments on Golden Nimbus and (v) classification of $1.3 million to restricted cash following the $25.0 million in debt which was drawn down in relation to the delivery of Golden Nimbus.

(2)
Current and long-term restricted cash and short-term receivables in the "As adjusted" column have been adjusted for (i) classification of $1.3 million to restricted cash following the $25.0 million in debt which was drawn down in relation to the delivery of Golden Nimbus.

(3)	This amount includes $4.7 million related to debt issuance costs which are presented as a direct reduction from the carrying amount of the related debt.

(4)
The $200.0 million outstanding convertible bond debt is included in the table based on the carrying amount of $182.3 million. The carrying value is based on the estimated fair value at the time of the Merger with Former Golden Ocean and the impact of the subsequent amortization of the fair value adjustment.

CASH DISTRIBUTION POLICY
Our Loan Facilities, as amended, currently restrict us from paying dividends until after September 30, 2018. Additionally, in connection with the acquisition of vessels from Quintana, we agreed to prohibit our wholly-owned non-recourse subsidiary that indirectly owns the vessels acquired from Quintana from paying dividends to us without its lenders' consent.
Following the completion of this offering, we intend, pursuant to the terms of the amendments to the Loan Facilities, to terminate those amendments, reinstating the terms and conditions under the Loan Facilities prior to such amendments.  As a result, we expect that the restrictions under our Loan Facilities on the payment of dividends on or before September 30, 2018 will be removed. For more information about the amended terms of our Loan Facilities, see "Item 5.B—Liquidity and Capital Resources" in our 2016 Form 20-F and Note 12 to the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017 in our Report on Form 6-K filed with the Commission on September 1, 2017, each of which is incorporated by reference herein.
Our goal is to generate competitive returns for our shareholders. The amount and timing of any dividend distributions in the future will depend, among other things, on our compliance with covenants in our credit facilities, earnings, financial condition, cash position, Bermuda law affecting the dividend distributions, restrictions in our financing agreements and other factors. In addition, the declaration and payment of dividend distributions is subject at all times to the sole discretion of our Board.

PRICE RANGE OF COMMON SHARES
Our common shares have been quoted on the NASDAQ Global Select Market since our initial public offering in February 1997. Trading in our shares commenced on the OSE on April 1, 2015 under the ticker code "VLCCF". Our common shares began trading under our new name and ticker symbol "GOGL" on the NASDAQ Global Select Market on April 1, 2015. Commencing on April 7, 2015, our shares traded on the OSE under the ticker code "GOGL."
The following table sets forth the high and low prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market and the OSE. You should also carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading "Item 9. The Offer and Listing" in our 2016 Form 20-F, which is incorporated herein by reference.
	NASDAQ		OSE
	High	Low	High	Low
For the Quarter Ended:
September 30, 2017	$9.95	$5.82	NOK 76.09	NOK 49.70
June 30, 2017	$9.05	$5.43	NOK 77.00	NOK 46.09

For the Month:
October 2017 (up to October 13, 2017)	$8.58	$7.69	NOK 68.80	NOK 61.50
September 2017	$9.74	$7.74	NOK 76.09	NOK 61.00
August 2017	$9.95	$7.41	NOK 75.50	NOK 57.25
July 2017	$7.29	$5.82	NOK 58.54	NOK 49.70
June 2017	$6.75	$5.43	NOK 58.50	NOK 46.09
May 2017	$7.81	$5.63	NOK 66.25	NOK 48.29
April 2017	$9.05	$7.26	NOK 77.00	NOK 63.25

DESCRIPTION OF THE COMMON SHARES
The following description is a summary of the material provisions of our capital stock. The following does not contain all information that you may find useful and should be read together with the section titled "Description of Capital Stock" of the accompanying prospectus and the section entitled "Item 10. Additional Information―B. Memorandum and Articles of Association" of our 2016 Form 20-F incorporated by reference herein.
Authorized Capital Stock
Under our amended Memorandum of Association, our authorized share capital consists of 150,000,000 shares, $0.05 par value per share, of which 132,372,992 shares were issued and outstanding as of the date of this prospectus. Our common shares are listed on NASDAQ under the symbol "GOGL" and on the OSE under the ticker code "GOGL."
Share History
In the first six months of 2017, we issued 14,500,000 and 3,300,000 common shares to Quintana and Hemen, respectively, in connection with the acquisition of vessels.

TAX CONSIDERATIONS
You should carefully read the discussion of the principal U.S. federal income tax and Bermuda and other tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled "Taxation" of our 2016 Form 20-F incorporated by reference herein.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
We have engaged the Managers to act as the exclusive Managers in connection with this offering. The Managers are not purchasing or selling any of the common shares we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific number of shares or dollar amount. The placement agency agreement, dated                      , 2017, provides that the obligations of the Managers are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain legal opinions and certificates. Subject to the terms and conditions of the placement agency agreement, the Managers have agreed to use "best commercially reasonable efforts" to arrange for the sale of the shares offered hereby.
The Managers shall arrange for the sale of the shares we are offering pursuant to this prospectus supplement to Investors through application agreements directly between the Investors and us. All of the common shares offered hereby will be sold at the same price and, we expect, at a single closing. The offering of the common shares is subject to receipt and acceptance and subject to our and the Managers right to reject any order in whole or in part. It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the common shares will be completed on or around the date indicated on the cover page of this prospectus supplement.
Investors will be informed of the date and manner in which they must transmit the purchase price for their common shares. We currently anticipate that closing of the sale of those of our common shares for which payment has been received will take place on or about                     , 2017.
We have agreed to indemnify the Managers against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agency agreement.
Delivery of the shares in this offering is expected on or about                          , 2017. The delivery of shares to each investor is not conditioned upon the purchase of shares by any other Investors. If one or more Investors fails to fund the purchase price of their subscribed shares, as required by the applicable application agreement, we intend to proceed with delivery on                           , 2017 of the aggregate number of shares for which the purchase price has been received. The Company, our directors and executive officers, and Hemen Holding Limited have agreed with the Managers, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the Managers. This agreement does not apply to any existing employee benefit plans.
Commissions and Expenses
We will pay the Managers a fee equal to    % of the gross proceeds of this offering. We may also reimburse the Managers for certain fees and expenses incurred by them in connection with this offering.
The following table shows the per share and total Managers fees we will pay to the Managers in connection with the sale of the common shares offered hereby, assuming the subscription of all of the common shares we are offering.

Per Share	$

Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the Managers' fee, will be approximately $    . After deducting the Managers' fee due to the Managers and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $      million.
Our common shares are listed on NASDAQ and the OSE under the symbol "GOGL".
Electronic Distribution
This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Managers or by their respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Managers' websites and any information contained in any other websites maintained by the Managers is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the Managers, and should not be relied upon by investors.
Conflicts of Interest
The Managers are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Managers and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Managers and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The Managers and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

DNB Bank ASA, DNB Markets ("DNB Bank ASA, DNB Markets") and Arctic Securities AS are not U.S. registered broker-dealers and, therefore, intend to participate in the offering outside of the United States and, to the extent that the offering by DNB Bank ASA, DNB Markets and Arctic Securities AS is within the United States, DNB Bank ASA, DNB Markets and Arctic Securities AS will offer to and place shares of common stock with investors through DNB Markets, Inc. and Arctic Securities LLC respectively, affiliated U.S. broker-dealers. The activities of DNB Bank ASA, DNB Markets and Arctic Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

 DNB Bank ASA serves as a lender under certain of our credit facilities. Also, in connection with the Acquisition, DNB Bank ASA, DNB Markets will be issuing a fairness opinion to the Board of Directors of the Company regarding the price of the vessels.

Regulation M Restrictions
The Managers may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Managers would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Managers during the distribution period of this offering. In order to ensure these rules and regulations, the Managers will not:
•	engage in any stabilization activity in connection with our securities; and
•
bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Selling Restrictions
The common shares are offered for sale only in jurisdictions where it is legal to make such offers. The offer and sale of the common shares are subject to the following limitations. Neither the Managers nor we have taken any action in any jurisdiction that would constitute a public offering of the common shares, other than in the United States.
European Economic Area
This prospectus supplement has been prepared on the basis that any offer of the common shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus for offers of the common shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of the common shares which are the subject of an offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the Managers have authorized, nor do we or the Managers authorize, the making of any offer of the common shares in circumstances in which an obligation arises for us or the Managers to publish a prospectus for such offer. Neither we nor the Managers have authorized, nor do we authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the Managers, which constitute the final placement of the common shares contemplated in this prospectus supplement. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the Managers have represented and warranted that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") they have not made and will not make an offer of the common shares that are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State except that they may, with effect from and including the Relevant Implementation Date, make an offer of such common shares to the public in that Relevant Member State:
a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospective Directive subject to obtaining the prior consent of the Managers for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common shares will require us or the Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this section, the expression an "offer to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
The Managers have agreed to comply, to the best of their knowledge and belief, with all applicable laws and regulations and directives in each jurisdiction in which they purchase, offer, sell or deliver common shares or have in their possession or distributes this prospectus supplement and the accompanying prospectus or any such other material relating to the common shares, in all cases at their own expense.
United Kingdom
The Managers have represented and warranted that:
a)
they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the common shares in, from or otherwise involving the United Kingdom.

EXPENSES
The following table sets forth costs and expenses we expect to incur in connection with the sale of our common shares covered by this prospectus supplement.

SEC registration fee	$	*
FINRA fees	$	*
Legal fees and expenses		$150,000
Accounting fees and expenses		$100,000
Miscellaneous		$10,000

Total		$260,000

*	Previously paid.

LEGAL MATTERS
The validity of the securities offered by this prospectus supplement will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law. The Managers have been represented by Cravath, Swaine & Moore, LLP, New York, New York.
EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.goldenocean.bm. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document. Please see the section of the accompanying prospectus entitled "Where You Can Find Additional Information" for a list of the documents that we have filed with, or furnished to, the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus.
•	Report on Form 6-K, filed with the Commission on October 16, 2017, which contains a press release announcing the acquisition of two Capesize vessels.
•
Report on Form 6-K, filed with the Commission on September 26, 2017, which contains press releases announcing the sale of six of our vessels and the early delivery of one newbuilding, and the results of our annual general meeting of shareholders, respectively.

•
Report on Form 6-K, filed with the Commission on September 1, 2017, which contains our unaudited condensed consolidated interim financial statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations for the six-month period ended June 30, 2017.

•
Our Annual Report for the year ended December 31, 2016 on Form 20-F, filed with the Commission on April 5, 2017, which contains our audited consolidated financial statements for the most recent year for which those statements have been filed.

•
Form 8-A, filed with the Commission on February 4, 1997, registering our common shares, par value $0.01 per share, under Section 12(g) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of our common shares contained therein.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Golden Ocean Group Limited
Attn: Georgina Sousa
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda
+1 (441) 295-6935
www.goldenocean.bm

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of NASDAQ, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

$400,000,000
GOLDEN OCEAN GROUP LIMITED

Common Shares, Preferred Shares,
Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts,

(6)	our rights; and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the NASDAQ Global Select Market, or the NASDAQ, under the symbol "GOGL" and on the Oslo Stock Exchange, or OSE, under the ticker code "GOGL" and for a limited time, some shares trade only on the OSE under ticker code "GOGL R". The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled "Risk Factors" on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 21, 2016.

i

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement.  Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We and any underwriters have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission.  The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed.  The Nasdaq Global Select Market, or NASDAQ, is deemed to be an appointed stock exchange under Bermuda Law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013.  Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Golden Ocean Group Limited and all of its subsidiaries as of the date of this prospectus. "Golden Ocean Group Limited" refers only to Golden Ocean Group Limited and not its subsidiaries as of the date of this prospectus.

We use the term deadweight tons, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

The Company

We are an international shipping company that owns and operates a fleet of dry bulk carrier vessels, focusing on the Capesize, Panamax and Supramax markets. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes.

On September 18, 1996, we were incorporated in Bermuda under the name Knightsbridge Tankers Limited as an exempted company pursuant to the Bermuda Companies Act 1981. In October 2014, we changed our name to Knightsbridge Shipping Limited, and following the completion of the Merger, as defined below, on March 31, 2015, we changed our name to Golden Ocean Group Limited. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at this location is +1 (441) 295-6935.

Our common shares commenced trading on the NASDAQ Global Select Market in February 1997 and currently trade under the symbol "GOGL". We obtained a secondary listing on the OSE in April 2015.

The Merger

On October 7, 2014, Knightsbridge Shipping Limited, or Knightsbridge, and Golden Ocean Group Limited, or the Former Golden Ocean, entered into an agreement and plan of merger, or the Merger, pursuant to which the two companies agreed to merge. The Merger was approved by our shareholders and the shareholders of the Former Golden Ocean at separate special general meetings held on March 26, 2015. In addition, our shareholders approved the adoption of the Amended and Restated Bye-laws and the name of the post-Merger company was changed to Golden Ocean Group Limited. The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with us selected as the accounting acquirer under this guidance.

As of March 31, 2016, we owned 44 dry bulk carriers and had contracts for thirteen newbuildings. In addition, we had thirteen vessels chartered-in (of which eight are chartered in from Ship Finance International Limited, or Ship Finance, and five are chartered in from third parties) and one vessel chartered-in through a joint venture 50% owned by us. Six of the vessels were chartered out on fixed rate time charters and the remainder operated in the spot market or are fixed on index-linked time charter contracts.

Nasdaq Listing

On February 18, 2016, we received written notification from the Nasdaq Global Select Market, or Nasdaq, indicating that because the closing bid price of our common stock for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price requirement for Nasdaq, set forth in Nasdaq Listing Rule 5450(a)(1).  Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until August 16, 2016.

We intend to monitor the closing bid price of our common stock and consider our options, including a reverse stock split, in order to regain compliance with the Nasdaq minimum bid price requirement. We can cure this deficiency if the closing bid price of our common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period. In the event we do not regain compliance within the 180-day grace period and we meet all other listing standards and requirements, we may be eligible for an additional 180-day grace period if we transfer to the Nasdaq Capital Market.

We intend to cure the deficiency within the prescribed grace period. During this time, our common stock will continue to be listed and trade on Nasdaq.

Recent Developments

On April 25, 2016, we announced the appointment of Ms. Birgitte Ringstad Vartdal as the new Chief Executive Officer of Golden Ocean Management AS. Ms. Vartdal held the position as Chief Financial Officer of the Former Golden Ocean since June 2010 and was appointed as Chief Financial Officer of the Company upon completion of the Merger. Ms. Vartdal replaced Herman Billung, who was the Chief Executive Officer of Golden Ocean Management AS since 2005. We also appointed Mr. Per Heiberg as the new Chief Financial Officer of Golden Ocean Management AS. Mr. Heiberg joined the Former Golden Ocean in July 2005 and most recently was Vice President of Finance.

Our Fleet
The following table summarizes key information about our fleet of vessels and newbuildings as of June 30, 2016:

Vessel	Built	DWT	Flag	Type of Employment
Capesize – owned tonnage
Golden Feng	2009	169,232	MI	Spot related time charter
Golden Shui	2009	169,333	MI	Spot related time charter
KSL Salvador	2014	180,958	HK	Index related time charter with RWE
KSL San Francisco	2014	181,066	HK	Index related time charter with RWE
KSL Santiago	2014	181,020	HK	Index related time charter with RWE
KSL Santos	2014	181,055	HK	Spot market
KSL Sapporo	2014	180,960	HK	Spot market
KSL Seattle	2014	181,015	HK	Index related time charter with RWE
KSL Singapore	2014	181,062	HK	Index related time charter with RWE
KSL Sydney	2014	181,000	HK	Index related time charter with RWE
KSL Sakura	2015	181,062	HK	Index related time charter with RWE
Golden Kathrine	2015	182,486	HK	Spot market
KSL Seoul	2015	181,010	HK	Index related time charter with RWE
KSL Seville	2015	181,062	HK	Index related time charter with RWE
KSL Stockholm	2015	181,055	HK	Index related time charter with RWE
Golden Aso	2015	182,472	HK	Spot market
Golden Finsbury	2015	182,418	HK	Spot market
Golden Barnet	2016	180,355	HK	Spot market
Golden Bexley	2016	180,209	HK	Spot market
Golden Scape	2016	210,000	HK	Spot market
Golden Swift	2016	210,000	HK	Spot market
Golden Fulham	2016	182,481	HK	Spot market
Capesize – Time chartered-in from Ship Finance
Battersea	2009	169,500	MI	Spot market
Belgravia	2009	169,500	MI	Spot market
Golden Future	2010	176,000	HK	Spot market
Golden Zhejiang	2010	176,000	HK	Spot market
KSL China	2013	179,000	MI	Spot market
Golden Magnum	2009	179,788	HK	Spot market
Golden Beijing	2010	176,000	HK	Spot market
Golden Zhoushan	2011	175,834	HK	Spot market
Capesize Time chartered-in from third parties
HL Passion (formerly Front Baltic)	2015	180,000	PAN	Spot market
HL Pioneer (formerly Front Caribbean)	2016	180,000	PAN	Spot market
Owned through a joint venture
Golden Opus (1)	2010	180,716	HK	Spot market
Capesize – newbuilding
Golden Surabaya	2016	180,000	n/a	n/a
Golden Cirrus	2016	180,000	n/a	n/a
Golden Savannah	2016	180,000	n/a	n/a
Golden Arcus	2016	180,000	n/a	n/a
Golden Cumulus	2016	180,000	n/a	n/a
Golden Incus	2016	180,000	n/a	n/a
Front Mediterranean (2)	2016	180,000	n/a	n/a
Golden Calvus	2017	180,000	n/a	n/a
Golden Nimbus	2017	180,000	n/a	n/a

Ice class Panamax – owned tonnage
Golden Ice	2008	75,500	HK	Spot market
Golden Opportunity	2008	75,500	HK	Spot market
Golden Saguenay	2008	75,500	HK	Spot market
Golden Strength	2009	75,500	HK	Spot market
Golden Suek	2011	74,849	HK	Spot market
Golden Bull	2012	75,000	HK	Time charter (expires 2017)
Golden Brilliant	2013	74,500	HK	Spot market
Golden Diamond	2013	74,500	HK	Spot market
Golden Pearl	2013	74,186	HK	Spot market
Golden Ruby	2014	74,052	HK	Spot market
Panamax – Leased from third parties
Golden Lyderhorn (3)	1999	74,242	HK	Spot market
Kamsarmax – owned tonnage
Golden Eminence	2010	79,463	HK	Spot market
Golden Empress	2010	79,463	HK	Time charter (expires 2021)
Golden Endeavour	2010	79,454	HK	Time charter (expires 2020)
Golden Endurer	2011	79,474	HK	Time charter (expires 2020)
Golden Enterprise	2011	79,463	HK	Spot market
Golden Daisy	2012	81,507	MI	Spot market
Golden Ginger	2012	81,487	MI	Spot market
Golden Rose	2012	81,585	MI	Spot market
Kamsarmax - Leased from third party
Golden Eclipse (4)	2010	79,600	HK	Time charter (expires 2020)
Supramax - owned
Golden Aries	2015	63,605	HK	Spot market
Golden Cecilie	2015	60,263	HK	Spot market
Golden Cathrine	2015	60,000	HK	Spot market
Golden Gemini	2015	63,605	HK	Spot market
Golden Taurus	2015	64,000	HK	Spot market
Supramax - Time chartered-in from third party
Golden Hawk	2015	58,000	PAN	Spot market
Supramax - newbuildings
Golden Leo	2016	63,800	n/a	n/a
Golden Libra	2016	63,800	n/a	n/a
Golden Virgo	2016	63,800	n/a	n/a

1.	This vessel is owned through a joint venture with ST Shipping and Transportation Pte Ltd.
2.	In April 2015, we agreed to sell this newbuilding vessel following the completion of construction and its delivery to us.
3.	This vessel is chartered in on a bareboat charter expiring in September 2016 and is recorded as a vessel under capital lease.
4.	This vessel is chartered in on a bareboat charter expiring in February 2020 and is recorded as a vessel under capital lease.
Key to Flags:
MI – Marshall Islands, HK – Hong Kong, PAN - Panama.
Other than our interests in the vessels and newbuildings described above, we do not own any material physical properties. We lease office space in Oslo from Frontline Management AS, a subsidiary of Frontline Ltd., or Frontline, at market rates. We also have other leased properties, which are not considered material.
Management Structure

Overall responsibility for the oversight of the management of our company and its subsidiaries will rest with the board of directors, or the Board. We operate management services through our subsidiary incorporated in Bermuda, Golden Ocean Group Management (Bermuda) Ltd., or the Dry Bulk Manager, who in turn subcontracts services to Golden Ocean Management AS and Golden Ocean Management Asia Pte Ltd., subsidiaries incorporated in Norway and Singapore, respectively. Our principal executive officer and principal financial officer are employed by Golden Ocean Management AS. The Board defines the scope and terms of the services to be provided, including day-to-day operations, by the aforementioned subsidiaries, and requires that it be consulted on all matters of material importance and/or of an unusual nature and, for such matters, provides specific authorization to personnel to act on our behalf.

We were provided with general administrative services by ICB Shipping (Bermuda) Limited, or the General Manager, a wholly owned subsidiary of Frontline, up to March 31, 2015. Pursuant to the terms of the Amended General Management Agreement effective April 2, 2010, the General Manager was entitled to a management fee of $2.3 million per annum from January 1, 2010, which was subject to annual adjustments, plus a commission of 1.25% on gross freight revenues from our vessels, 1% of proceeds on the sale of any of our vessels, and 1% of the cost of the purchase of our vessels.

Technical Management

From April 1, 2015, we receive technical management services from the General Manager. Pursuant to the terms of the Agreement, the General Manager received a management fee of $33,000 per vessel for 2015. This fee is subject to annual review. The General Manager also manages our newbuilding supervision and charges us for costs incurred in relation to the supervision. This arrangement was previously included as part of the management services provided by the General Manager.

Technical operations and crewing of all owned vessels are outsourced to several leading ship management companies.

The Securities We May Offer
We may use this prospectus to offer up to $400,000,000 of our:
1.	common shares,
2.	preferred shares,
3.	debt securities,
4.	warrants,
5.	purchase contracts,
6.	rights, and
7.	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 14, 2016, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.
We cannot assure you that an active and liquid public market for our common shares will continue. The market price of our common shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control.  In addition, the seaborne transportation industry has been highly unpredictable and volatile. If the volatility in the market or the seaborne transportation industry continues or worsens, it could have an adverse effect on the market price of our common shares and may impact a potential sale price if holders of our common shares decide to sell their shares.  Consequently, you may not be able to sell the securities at prices equal to or greater than those paid by you in an offering.
Future sales of our common shares could have an adverse effect on our share price.
In order to finance our future operations and growth, we may have to incur substantial additional indebtedness and possibly issue additional equity securities. Future common share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing common shareholders, including their relative voting rights.  Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our common shareholders. Our debt will be senior in all respects to our common shareholders, will generally include financial and operating covenants with which we will be required to comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt.  Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future.  Such activities could, however, cause the price of our common shares to decline significantly.
Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation may have.
 We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act govern our affairs. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States.
It may not be possible for investors to enforce U.S. judgments against us.
We and almost all of our subsidiaries are incorporated in jurisdictions outside the United States and a substantial portion of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers reside outside the United States and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries and directors and officers are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries and directors and officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries and directors and officers based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:
•	our future operating or financial results;
•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	general dry bulk shipping market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to successfully employ our existing and newbuilding dry bulk vessels;
•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving members of our board of directors, or the Board, and senior management;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	vessel breakdowns and instances of off-hire; and
•	statements about dry bulk shipping market trends, charter rates and factors affecting supply and demand.
In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

INTERIM FINANCIAL INFORMATION FOR THE FIRST QUARTER ENDED MARCH 31, 2016
The following table sets forth our interim financial information (unaudited) for the first quarter ended March 31, 2016.

Condensed consolidated statement of operations for the three months ended March 31, 2016 (unaudited)

$000 s

Operating revenues	45,010

Gain on sale of newbuildings and amortization of deferred gain	101

Operating expenses
Voyage expenses	21,718
Ship operating expenses	25,093
Charter hire expense	11,009
Administrative expenses	3,025
Vessel impairment loss	-
Provision for uncollectible receivables	1,800
Depreciation	14,946
Total operating expenses	77,591
Net operating loss	(32,480)
Other income (expenses)
Interest income	257
Interest expense	(9,314)
Impairment loss on securities	(10,050)
Loss on derivatives	(12,884)
Other financial items	(3,725)
Total other expenses	(35,716)
Tax expense	(40)
Net loss	(68,236)
Basic loss per share ($)	(0.22)

Condensed consolidated balance sheet at March 31, 2016 (unaudited)
	$000	s
Short term assets
Cash and cash equivalents	253,582
Restricted cash	7,866
Other current assets	81,761
Long term assets
Restricted cash	52,841
Vessels, net	1,728,485
Vessels under capital lease, net	8,110
Newbuildings	199,230
Other long term assets	78,381
Total assets	2,410,256
Short term liabilities
Current portion of long-term debt and obligations under capital lease	15,174
Other current liabilities	49,167
Long term liabilities
Long-term debt and obligations under capital lease	1,041,647
Other long term liabilities	8,498

Equity	1,295,770
Total liabilities and equity	2,410,256

Condensed consolidated statement of cash flows for the three months ended March 31, 2016 (unaudited)
$000 s

Net loss	(68,236)
Adjustments to reconcile net loss to net cash used in operating activities;
Depreciation and amortization of deferred charges	15,242
Impairment loss on securities	10,050
Gain on sale of newbuildings and amortization of deferred gain	(101)
Loss on sale of marketable securities	203
Results from associated companies	928
Impairment of associated company	2,142
Amortization of favorable time charter contracts	6,703
Amortization of unfavorable time charter contracts	(168)
Amortization of other fair value adjustments, net	2,194
Other	11,152
Change in operating assets and liabilities	(1,679)
Net cash used in operating activities	(21,570)

Change in restricted cash	(11,835)
Additions to newbuildings and fixed assets	(161,723)
Proceeds from the sale of fixed assets	48,122
Proceeds from sale of marketable securities	125
Investment in associated company	(750)
Net cash used in investing activities	(126,061)

Repayment of long-term debt	(22,219)
Proceeds from long term debt	117,200
Net proceeds from share issuance	205,354
Repayment of capital leases	(1,739)
Net cash provided by financing activities	298,596

Net change in cash and cash equivalents	150,965
Cash and cash equivalents at start of period	102,617
Cash and cash equivalents at end of period	253,582

Condensed consolidated statement of changes in shareholders equity for the three months ended March 31, 2016 (unaudited)
Number of shares outstanding
Balance at beginning of period	172,675,637
Shares issued	357,053,291
Balance at end of period	529,728,928

Share capital
Balance at beginning of period	1,727
Shares issued	3,570
Balance at end of period	5,297

Additional paid in capital
Balance at beginning of period	-
Shares issued	201,784
Balance at end of period	201,784

Contributed capital surplus
Balance at beginning of period	1,378,766
Stock option expense	18
Restricted stock unit expense	(15)
Balance at end of period	1,378,769

Retained deficit
Balance at beginning of period	(221,844)
Net loss	(68,236)
Balance at end of period	(290,080)
Total Equity	1,295,770

Selected Notes

1.            General

Golden Ocean Group Limited (the "Company" or "Golden Ocean") is a Bermuda based shipping company specializing in the transportation of dry bulk cargoes. The Company's ordinary shares are listed on the Nasdaq Global Select Market and the Oslo Stock Exchange.

2             Accounting policies

Basis of accounting
The condensed consolidated financial statements are stated in accordance with accounting principles generally accepted in the United States. The condensed consolidated financial statements do not include all of the disclosures required in the annual and interim consolidated financial statements, and should be read in conjunction with the Company's annual financial statements included in the Company's annual report on Form 20-F for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on April 14, 2016.

The Company evaluated subsequent events through May 24, 2016, being the issuance date of the Company's unaudited results for the three months ended March 31, 2016.

Significant accounting policies
The accounting policies adopted in the preparation of the condensed consolidated financial statements are consistent with those followed in the preparation of the Company's annual financial statements for the year ended December 31, 2015, except for the retrospective implementation of the changes relating to the presentation of deferred charges as outlined in Accounting Standards Update 2015-03.

3.            Amortization of long term time charter contracts

Operating revenues in the three months ended March 31, 2016 have been reduced by $6.7 million as a result of the amortization of favourable time charter-out contracts, which were acquired as a result of the merger of Knightsbridge and the Former Golden Ocean on March 31, 2015 and were valued at $127.1 million. Charter hire expense in the same period has been reduced by $0.2 million as a result of the amortization of unfavourable time charter-in contracts, which were acquired as a result of the merger and were valued at $7.6 million. The net effect was a $6.5 million reduction in net income in the three months ended March 31, 2016.

4.            Newbuildings

In January 2016, the Company took delivery of Golden Barnet, Golden Bexley, Golden Scape and Golden Swift, two Capesize and two Newcastlemax dry bulk newbuildings. Final installments of $112.6 million, in aggregate, were paid and $117.2 million was drawn down in debt.

In February 2016, the Company took delivery of, and simultaneously sold (further to a prior agreement), the Front Caribbean and chartered the vessel in for a period of twelve months. The final installment of $33.4 million was paid upon delivery and sales proceeds of $46.2 million were received at the same time. There was no related debt.

5.            Vessels

See Note 4 above for details of Newbuildings delivered and transferred to Vessels in the three months ended March 31, 2016.

6.            Debt

In January 2016, the Company prepaid $4.2 million, in aggregate, on two loan facilities in order to comply with minimum value covenant requirements at December 31, 2015.

In February 2016, the Company agreed with its lenders to amend certain of the terms on the $420.0 million term loan facility, $425.0 million senior secured post-delivery term facility, $33.93 million credit facility, $82.5 million credit facility and the $284.0 million credit facility. For the period from April 1, 2016 to September 30, 2018 there will be no repayments on these facilities, a cash sweep mechanism will commence on September 30, 2016, the minimum value covenant is set at 100% with a subsequent increase to 125% or 135% (depending on the facility) on October 1, 2018 and anytime thereafter and the market adjusted equity ratio is waived. The Company also agreed that for the nine remaining newbuilding contracts where it had financing in the $425.0 million term loan facility, there will be a fixed draw down of $25.0 million per vessel subject to compliance with the minimum value covenant of 100% for the period. The margins on the loans are unchanged and average 2.3%, however, we will pay an increased margin of 4.25% for the deferred repayments under the loan facilities. The Company will resume repayment of each loan on October 1, 2018 based on the repayment model as if October 1, 2018 was April 1, 2016 regardless of any repayment made during the period in accordance with the new cash sweep mechanism and without affecting the final maturity date.

The Company drew down $117.2 million under its $425.0 million senior secured post-delivery term loan facility in the three months ended March 31, 2016 in connection with the delivery of four newbuildings.

The Company has recorded debt issuance costs (i.e. deferred charges) of $6.2 million at March 31, 2016 as a direct deduction from the carrying amount of the related debt rather than as an asset following its adoption of Accounting Standards Update 2015-30 and has this applied on a retrospective basis to all prior periods presented.

7.            Share capital

In February 2016, the Company announced a private placement of 343,684,000 new shares, or the Private Placement Shares, at NOK 5.00 per share, generating gross proceeds of NOK 1.7 billion (approximately $200 million), thereby fulfilling the equity condition in our amended financing terms, as described above. The Company's existing unused authorized share capital was not sufficient to issue all the Private Placement Shares and an increase in the authorized share capital was subsequently approved. The Private Placement Shares are restricted shares in the U.S. and are subject to a six month holding period during which they cannot be traded in the U.S. As such, the Private Placement Shares were delivered and registered on a separate ISIN BMG396371145 and listed on the OSE only under a separate trading symbol "GOGL R". The conversion price on the $200 million convertible bond, or the Convertible Bond, was adjusted in accordance with clause 14.6 of the Bond Agreement from $19.93 to $17.63 per share effective from February 23, 2016 as a result of the private placement.

On February 22, 2016, the Company's shareholders approved an increase of authorized share capital to $6,000,000.00 divided into 600,000,000 common shares of $0.01 par value each.

In February 2016, the Company announced a subsequent offering, or the Subsequent Offering, of up to 34,368,400 new common shares for gross proceeds of up to NOK171,842,000 (approximately $20 million). Ultimately, 13,369,291 new common shares, or the Subsequent Offering Shares, were issued in connection with the Subsequent Offering for gross proceeds of NOK 66,846,455 (approximately $7.8 million). As with the Private Placement Shares, the Subsequent Offering Shares issued as part of the Subsequent Offering are restricted shares in the U.S. and were listed on the OSE only under a separate trading symbol "GOGL R", on March 18, 2016.

529,728,928 ordinary shares were outstanding as of March 31, 2016, and the weighted average number of shares outstanding for the first quarter was 314,325,184.

8.            Commitments and contingencies
As of March 31, 2016, the Company had thirteen vessels under construction, of which one has been sold and will be delivered to the new owners on delivery from the yard in 2016. The Company will receive net sales proceeds of $46.2 million at time of delivery. The Company's outstanding commitments for its thirteen newbuildings amount to $413.8 million with expected payments of $346.5 million in 2016 and $67.3 million in 2017 for expected delivery of eleven vessels in 2016 and two vessels in 2017.

SHARE HISTORY AND MARKETS
Our common shares have been quoted on the NASDAQ Global Select Market since our initial public offering in February 1997. Trading in our shares commenced on the OSE on April 1, 2015 under the ticker code "VLCCF". Our common shares began trading under our new name and ticker symbol "GOGL" on the NASDAQ Global Select Market on April 1, 2015. Commencing on April 7, 2015, our shares traded on the OSE under the ticker code "GOGL." We completed two private placements for 357,053,291 common shares outside of the United States and these shares are only listed on the OSE and, for a limited time, trade under ticker code "GOGL R".
The following table sets forth, the high and low prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market and the OSE. You should also carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

	NASDAQ		OSE		OSE - R
Fiscal year ended December 31, 2016	High	Low	High	Low	High	Low
First quarter	$1.07	$0.51	NOK 9.58	NOK 4.26	NOK 5.70	NOK 4.02
Second quarter	$0.98	$0.62	NOK7.60	NOK 5.36	NOK 6.30	NOK 4.80

	NASDAQ		OSE		OSE - R
Month	High	Low	High	Low	High	Low
June 2016	$0.88	$0.62	NOK 6.80	NOK 5.36	NOK 5.94	NOK 4.80
May 2016	$0.89	$0.66	NOK 7.34	NOK 5.56	NOK 6.01	NOK 5.00
April 2016	$0.98	$0.65	NOK 7.60	NOK 5.42	NOK 6.30	NOK 4.95

USE OF PROCEEDS
We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION
Each prospectus supplement will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES
There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for the fiscal years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012, and December 31, 2011.

($000s)	2011	2012	2013	2014	2015
Earnings
Net income (loss)	32,652	(53,429)	(3,903)	15,995	(220,839)
Add: tax expense	–	–	–	–	189
Add: loss from equity investees	–	–	–	–	5,033
Add: (income) loss from discontinued operations	(5,594)	59,311	7,433	258	–
Pre-tax income (loss) from continuing operations before loss from equity investees	27,058	5,882	3,530	16,253	(215,617)

Add: fixed charges	3,529	3,765	3,235	6,704	47,386
Add: amortization of capitalized interest	–	–	–	18	63
Less: interest capitalized	–	–	(408)	(4,179)	(8,979)
Add: distributed income of equity investees	–	–	–	–	88
Total Earnings	30,587	9,647	6,358	18,796	(177,059)

Fixed Charges
Interest expensed(2)	3,529	3,765	2,827	2,525	28,270
Interest capitalized	–	–	408	4,179	8,979
Estimate of interest within rental expense(3)	–	–	–	–	10,137
Total Fixed Charges	3,529	3,765	3,235	6,704	47,386

Ratio of Earnings to Fixed Charges	8.7	2.6	2.0	2.8	N/A (5)

(1)            We have not issued any preferred shares as of the date of this prospectus.
(2)            Amortization of deferred charges is included within interest expense.
(3)            The estimate of interest within rental expense has been calculated based on one third of applicable rental expense.
(4)            For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to ordinary shareholders plus interest expensed and amortization of deferred charges relating to indebtedness. Fixed charges consist of interest expensed, interest capitalized, the interest portion of rental expense and amortization and write off of deferred charges relating to indebtedness.
(5)            Due to the Company's loss in 2015, the coverage ratio was less than 1:1. The Company would have needed to generate additional earnings of $224,445,000 to achieve a coverage ratio of 1:1.

PLAN OF DISTRIBUTION
We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell some or all of our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into an option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through NASDAQ, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold by us under this registration statement.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK
The following is a description of material terms of our Amended Memorandum of Association and Amended and Restated Bye-laws. Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our Amended Memorandum of Association and Amended and Restated Bye-laws, copies of which may be obtained from us as set forth under "Where You Can Find Additional Information."
Purpose
The purposes and powers of the Company are set forth in Items 6 and 7(a) through (h) of our amended Memorandum of Association and by reference to the Second Schedule of the Companies Act. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.
There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.
Authorized Capital Stock
Under our amended Memorandum of Association, our authorized share capital consists of 600,000,000 shares, $0.01 per share, of which 529,728,928 shares were issued and outstanding as of the date of this prospectus. Our common shares are listed on NASDAQ under the symbol "GOGL" and on the OSE under the ticker code "GOGL" and for a limited time, some shares trade only on the OSE under ticker code "GOGL R".
Description of Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Bye-law 5 of our Bye-laws provides that any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise.  Bye-law 5A (a) of our Bye-laws provides that the Board may exercise all powers of the Company to divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions.  Bye-law 6 provides that subject to the Companies Act 1981, any preference shares may, with the sanction of a Resolution, be issued on terms (a) that they are to be redeemed on the happening of a specified event or on a given date; and/or (b) that they are liable to be redeemed at the option of the Company; and/or (c) if authorized by the memorandum of association, that they are liable to be redeemed at the option of the holder.  A Resolution is defined in Bye-laws 1 and 77 of our Bye-laws as a resolution passed by a simple majority of votes cast at a general meeting of the Company.  Our Board of Directors may divide our shares to create a class of preferred shares and provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares, provided that the terms and manner of redemption of any preferred shares that are redeemable shall be provided for by way of amendment of our Bye-laws pursuant to Bye-law 7.   At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions (with the sanction of Resolution of our shareholders), liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our Board of Directors could, with the sanction of a Resolution of our shareholders in respect of redeemable preferred shares but otherwise without shareholder approval, cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control.  Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt.  In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our common shares.

Share History
In April 2014, we issued 18.6 million as part of the consideration for the purchase of one Capesize bulk carrier built in 2013 and five special purpose companies, or SPCs, each owning a 180,000 DWT Capesize bulk carrier newbuilding.

In April 2014, we also agreed to acquire an additional 25 SPCs from Frontline 2012 Ltd., or Frontline 2012, each owning a dry bulk newbuilding. In September 2014, we completed the first stage of this transaction and issued 31.0 million shares in exchange for thirteen SPCs.

In March 2015, we completed the second stage of this transaction by issuing 31.0 million shares to Frontline 2012, in exchange for twelve SPCs, each owning a dry bulk newbuilding.
The Merger was completed on March 31, 2015 and shareholders in the Former Golden Ocean received 61.5 million of our common shares as merger consideration. Prior to completion of the Merger, we had 111,231,678 common shares outstanding. Following completion of the Merger and, pursuant to the merger agreement, the cancellation of 51,498 common shares (which were held by the Former Golden Ocean) and the cancellation of 4,543 common shares (which account for the fractional shares that will not be distributed to the Former Golden Ocean shareholders as merger consideration), we had 172,675,637 common shares outstanding.
In February 2016, we announced a private placement of 343,684,000 new shares, or the Private Placement Shares, at NOK 5.00 per share, generating gross proceeds of NOK 1.7 billion (approximately $200 million). Our existing unused authorized share capital was not sufficient to issue all the Private Placement Shares and an increase in our authorized share capital was subsequently approved. The Private Placement Shares are restricted shares in the U.S. and are subject to a six month holding period during which they cannot be traded in the U.S. As such, the Private Placement Shares were delivered and registered on a separate ISIN BMG396371145 and listed on the OSE only under a separate trading symbol "GOGL" and for a limited time "GOGL R". In February 2016, we announced a subsequent offering, or the Subsequent Offering, of up to 34,368,400 new common shares for gross proceeds of up to NOK171,842,000 (approximately $20 million). Ultimately, 13,369,291 new common shares, or the Subsequent Offering Shares, were issued in connection with the Subsequent Offering for gross proceeds of NOK 66,846,455 (approximately $7.8 million). As with the Private Placement Shares, the Subsequent Offering Shares issued as part of the Subsequent Offering are restricted shares in the U.S. and were listed on the OSE only under a separate trading symbol "GOGL R" on March 18, 2016. After the issuance of the Private Placement Shares and the subsequent offering shares, we had 529,728,928 common shares outstanding.

On February 22, 2016, our shareholders approved the increase of our authorized share capital to $6,000,000.00 divided into 600,000,000 common shares of $0.01 par value each.

Voting Rights
The holders of our common shares will be entitled to one vote per share on each matter requiring the approval of the holders of the common shares. At any annual or special general meeting of shareholders where there is a quorum, a simple majority vote will generally decide any matter, unless a different vote is required by express provision of the Amended and Restated Bye-Laws or Bermuda law.
The Companies Act and our Amended and Restated Bye-Laws do not confer any conversion or sinking fund rights attached to our common shares.
Preemptive Rights
Bermuda law does not provide a shareholder with a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.
Holders of our common shares do not have any preemptive rights pursuant to the Amended and Restated Bye-Laws. The Amended and Restated Bye-laws permit the Company to have the option, but not the obligation, to repurchase from any shareholder all fractions of shares, and all holdings of fewer than 100 shares. Such repurchase shall be on such terms and conditions as our Board may determine, provided that in any event, the repurchase price shall be not less than the closing market price per share quoted on the OSE or NASDAQ on the effective date of the repurchase.
Repurchase of Shares
Subject to the Companies Act, the Memorandum of Association and the Amended and Restated Bye-Laws, our Board may from time to time repurchase any common shares for cancellation or to be held as treasury shares.
Holders of our common shares, however, do not have any right to require the Company to purchase their shares pursuant to the Amended and Restated Bye-Laws.

Redemption of Preferred Shares
The Company may with the approval of the shareholders issue preferred shares which are redeemable at the option of the Company or the holder, subject to the Companies Act, the Memorandum of Association and the Amended and Restated Bye-Laws.
Call on Shares
Pursuant to the Amended and Restated Bye-Laws, the Board may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares.
Reduction of Share Capital
Subject to the Companies Act, the Memorandum of Association and the Amended and Restated Bye-Laws, the shareholders may by resolution authorize the reduction of the Company's issued share capital or any capital redemption reserve fund or any share premium account in any manner.
Dividend and Other Distributions
Under the Companies Act, a company may, subject to its bye-laws and by resolution of the directors, declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that after any such payment (a) the company will be solvent and (b) the realizable value of its assets will be greater than its liabilities.
The Amended and Restated Bye-Laws provide that the Board from time to time may declare cash dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests including such interim dividends as appear to be justified by the position of the Company. Our credit facilities currently restrict us from paying dividends until after September 30, 2018.
Board of Directors
The Amended and Restated Bye-Laws provide that the Board shall consist of not less than two members and shall at all times comprise a majority of directors who are not residents in the United Kingdom or Norway. Our shareholders may change the number of directors by the vote of shareholders representing a simple majority of the total number of votes which may be cast at any annual or special general meeting, or by written resolution. Each director is elected at an annual general meeting of shareholders for a term commencing upon election and each director shall serve until re-elected or their successors are appointed on the date of the next scheduled annual general meeting of shareholders. The Amended and Restated Bye-Laws do not permit cumulative voting for directors.
Subject to the Companies Act, the Amended and Restated Bye-Laws permit our directors to engage in any transaction or arrangement with us or in which we may otherwise be interested. Additionally, as long as our director declares the nature of his or her interest at the first opportunity at a meeting of the Board, he or she shall not by reason of his office be accountable to us for any benefit which he or she derives from any transaction to which the Amended and Restated Bye-Laws permit him or her to be interested.
Our directors are not required to retire because of their age and are not required to be holders of our common shares.
Removal of Directors and Vacancies on the Board
Under the Companies Act, any director may be removed, with or without cause, by a vote of the majority of shareholders if the bye-laws so provide. A company may remove a director by specifically convening a special general meeting of the shareholders. The notice of any such special general meeting must be served on the director concerned no less than fourteen (14) days before the special general meeting. The affected director is entitled to be heard at that special general meeting.
The Amended and Restated Bye-Laws provide that directors may be removed, with or without cause, by a vote of the shareholders representing a majority of the votes present and entitled to vote at a special general meeting called for that purpose. The notice of any such special general meeting must be served on the director concerned no less than 14 days before the special general meeting and he or she shall be entitled to be heard at that special general meeting.

Any director vacancy created by the removal of a director from our Board at a special general meeting may be filled by the election of another director in his place by a majority vote of the shareholders entitled to vote at the special general meeting called for the purpose of removal of that director, or in the absence of such election, by the Board. The Board may fill casual vacancies so long as quorum of directors remains in office. Each director elected to the Board to fill a vacancy shall serve until the next annual general meeting of shareholders and until a successor is duly elected and qualified or until such director's resignation or removal.
Quorum and Action by the Board of Directors
The Amended and Restated Bye-Laws provide that at any meeting of the Board (which must be held outside of the United Kingdom or Norway), the presence of the majority of the Board, unless otherwise fixed, constitutes a quorum for the transaction of business and that when a quorum is present, the acts of a majority of the directors present at any meeting shall be the acts of the Board, except as may be otherwise specified by Bermuda law or the Amended and Restated Bye-Laws. A quorum shall not be present unless a majority of directors present are neither resident in Norway nor physically located or resident in the United Kingdom.
A resolution in writing signed by all directors for the time being entitled to receive notice of a meeting of the Board shall be as valid and effectual as a resolution passed at a meeting of the Board.
A meeting of the Board or committee appointed by the Board shall be deemed to take place at the place where the largest group of participating directors or committee members has assembled or, if no such group exists, at the place where the chairman of the meeting participates. In no event shall the place where the largest group of participating directors or committee members has assembled or, if no such group exists, the place where the chairman of the meeting participates, be located in the United Kingdom. The Board or relevant committee shall use its best endeavors to ensure that any such meeting is not deemed to have been held in Norway, and the fact that one or more directors may be present at such teleconference by virtue of his being physically in Norway shall not deem such meeting to have taken place in Norway.
Duties of Directors and Officers; Limitation of Liability
Under Bermuda law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which reasonably prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors and officers may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.
The Companies Act provides that a company's bye-laws may include a provision for the elimination or limitation of liability of a director to the company or its shareholders for any loss arising or liability attaching to him by virtue of any rule of law in respect to any negligence, default, breach of any duty or breach of trust of which the director may be guilty of; provided that such provision shall not eliminate or limit the liability of a director for any fraud or dishonesty he may be guilty of.
The Amended and Restated Bye-Laws limit the liability of our directors and officers to the fullest extent permitted by the Companies Act.
Director Indemnification
Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the company's directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company's request.
The Amended and Restated Bye-Laws provide that each director, alternate director, officer, person or member of a board committee, if any, resident representative, and his or her heirs, executors or administrators, collectively, Indemnitees, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or her as such director, alternate director, officer, person or committee member or resident representative. The restrictions on liability, indemnities and waivers provided for in the Amended and Restated Bye-Laws do not extend to any matter that would render the same void under the Companies Act. In addition, each Indemnitee shall be indemnified out of our assets against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such Indemnitee's favor, or in which he or she is acquitted.

Under the Amended and Restated Bye-Laws, shareholders have further agreed to waive any claim or right of action they may have at any time against any Indemnitee on account of any action taken by such Indemnitee or the failure of such Indemnitee to take any action in the performance of his or her duties with or for the Company with the exception of any claims or rights of action arising out of fraud or dishonesty
Shareholder Meetings
Under the Companies Act, an annual general meeting of the shareholders shall be held for the election of directors on any date or time as designated by or in the manner provided for in the bye-laws and held at such place within or outside Bermuda as may be designated in the bye-laws. Any other proper business may be transacted at the annual general meeting.
Under the Companies Act, any meeting that is not the annual general meeting is called a special general meeting, and may be called by the Board or by such persons as authorized by the corporation's memorandum of association or bye-laws. Under the Companies Act, holders of one-tenth of a company's issued common shares may also call special general meetings. At such special general meeting, only business that is related to the purpose set forth in the required notice may be transacted. Additionally, under Bermuda law, a company may, by resolution at a special general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely.
Under the Companies Act, notice of any general meeting must be given not less than five (5) days before the meeting and shall state the place, date and hour of the meeting and, in the case of a special general meeting, shall also state the purpose of such meeting and the that it is being called at the direction of whoever is calling the meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a general meeting.
Annual General Meetings.  The Amended and Restated Bye-Laws provide that the Board may fix the date, time and place of the annual general meeting within or without Bermuda (but never in the United Kingdom or Norway) for the election of directors and to transact any other business properly brought before the meeting.
Special General Meetings.  The Amended and Restated Bye-Laws provide that special general meetings may be called by the Board and when required by the Companies Act (i.e. by holders of one-tenth of a company's issued common shares through a written request to the Board).
Notice Requirements.  The Amended and Restated Bye-Laws provide that we must give not less than five (5) days notice before any annual or special general meeting.
Quorum of Shareholders
Under the Companies Act, where the bye-laws so provide, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied and, where a company has only one shareholder or only one holder of any class of shares, the shareholder present in person or by proxy constitutes a general meeting.
Under the Amended and Restated Bye-Laws, quorum at annual or special general meetings shall be constituted by two or more shareholders either present in person or represented by proxy. If we only have one shareholder, then one shareholder present in person or proxy shall constitute the necessary quorum.
Shareholder Action without a Meeting
Under the Companies Act, unless the company's bye-laws provide otherwise, any action required to or that may be taken at an annual or general meeting can be taken without a meeting if a written consent to such action is signed by the necessary majority of the shareholders entitled to vote with respect thereto.
The Amended and Restated Bye-Laws provide that, except in the case of the removal of auditors and directors, anything which may be done by resolution may, without an annual or special general meeting be done by resolution in writing, signed by a simple majority of all the shareholders or their proxies (or such greater majority required by the Companies Act).
Shareholder's Rights to Examine Books and Records
Under the Companies Act, any shareholder, during the usual hours of business, may inspect, for a purpose reasonably related to his or her interest as a shareholder, and make copies of extracts from the share register, and minutes of all general meetings.

Amendments to Memorandum of Association
Under Bermuda law, a company may, by resolution passed at an annual or special general meeting of shareholders, alter the provisions of the memorandum of association. An application for alteration can only be made by (i) holders of not less in the aggregate than 20% in par value of a company's issued share capital, (ii) by holders of not less in the aggregate that 20% of the company's debentures entitled to object to alterations to the memorandum, or (iii) in the case a company that is limited by guarantee, by not less than 20% of the shareholders.
Variation in Shareholder Rights
Under Bermuda law, if at any time a company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, the rights attached to any class of share may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing of one-third of the issued shares of the relevant class is present.
The Amended and Restated Bye-Laws may be amended from time to time in the manner provided for in the Companies Act.
Vote on Amalgamations, Mergers, Consolidations and Sales of Assets
Under the Companies Act, any plan of merger or amalgamation must be authorized by the resolution of a company's shareholders and must be approved by a majority vote of three-fourths of those shareholders voting at such special general meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of the company on the Record Date are in attendance in person or by proxy at such special general meeting.
There are no provisions in our Amended and Restated Bye-Laws addressing such matters.
Appraisal and Dissenters Rights
Under Bermuda law, in the event of an amalgamation or a merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the special general meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Derivative Actions
Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company, or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.
A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the Bermuda company itself. In addition, subject to any limitations that may be contained in the company's bye-laws, a shareholder may bring a derivative action on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.
The Amended and Restated Bye-Laws contain provisions whereby each shareholder (i) agrees that the liability of our officers shall be limited, (ii) agrees to waive any claim or right of action such shareholder might have, whether individually or in the right of the Company, against any director, alternate director, officer, person or member of a committee, resident representative or any of their respective heirs, executors or administrators for any action taken by any such person, or the failure of any such person to take any action, in the performance of his or her duties, or supposed duties, to the Company or otherwise, and (iii) agrees to allow us to indemnify and hold harmless our officers and directors in respect of any liability attaching to such officer and director incurred by him or her as an officer or director of the Company. The restrictions on liability, indemnity and waiver do not extend to any liability of an officer or director for fraud or dishonesty.

Anti-takeover Provisions
Our memorandum of association and the Amended and Restated Bye-Laws contain provisions that may have anti-takeover effects, including (1) the authorization of up to 600,000,000 common shares with potential voting powers, designations, preferences and other rights as may be provided for by the Board and (2) no provision allowing for cumulative voting in the election of directors. Additionally, as required by the Companies Act, at least ten percent of the issued and outstanding shares entitled to vote are allowed to call for a special general meeting to effectuate change at the company, which may prevent a shareholder from forcing a special general meeting of shareholders and impede a change of control of the company or the removal of management.
Should a person or persons resident for tax purposes in Norway, other than the Registrar (as defined in the Amended and Restated Bye-laws), become the holder of 50% or more of the aggregate of our issued and outstanding common stock, being held or owned directly or indirectly, we will be entitled to dispose of such number of shares that would reduce the person or persons ownership of our common stock to under 50%.
Liquidation
Under Bermuda Law, in the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.
Listing
Our common shares are listed on NASDAQ under the symbol "GOGL" and on the OSE under the ticker code "GOGL" and for a limited time, some shares trade only on the OSE under ticker code "GOGL R."
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings."  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which

•	continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us as specified in the applicable prospectus supplement; or
•	currencies.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$40,280
FINRA Fee		$60,500
Legal fees and expenses	$		*
Printing and engraving expenses	$		*
NASDAQ Listing of Additional Shares Fee	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Golden Ocean Group Limited for the year ended December 31, 2015 and the audited historical financial statements of Golden Ocean Group Limited (Former Golden Ocean) included on pages I-2 through I-42 of Golden Ocean Group Limited's Current Report on Form 6-K dated May 21, 2015, have been so incorporated in reliance on the reports of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Report on Form 6-K, which was furnished to the Commission on May 13, 2016, which contains our unaudited pro forma condensed combined financial information for the year ended December 31, 2015.
•
Amendment to Annual Report on Form 20-F/A for the year ended December 31, 2015, filed with the Commission on May 2, 2016, solely to include a statement that the Company, as permitted by SEC rules and Bermuda law, has chosen to have an audit committee that consists of two members that currently meet NASDAQ independence requirements.

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 14, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Exhibit I of the report on Form 6-K, which was furnished to the Commission on May 21, 2015, which contains Consolidated Financial Statements for the fiscal year ended December 31, 2014, of the Former Golden Ocean.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Golden Ocean Group Limited
Attn: Georgina Sousa
Par-la-Ville Place
14 Par-la-Ville Road,
Hamilton, Bermuda HM 08
(1) 441 295 6935
www.goldenocean.bm

Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of NASDAQ, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                                        Common Shares

PROSPECTUS SUPPLEMENT

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